Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

Molson Coors Beverage Company (Issuer)

Molson Coors International LP*

Molson Canada 2005*

Coors Brewing Company*

CBC Holdco LLC*

CBC Holdco 2 LLC*

Newco3, Inc.*

Molson Coors Holdco, Inc.*

CBC Holdco 3, Inc.*

Molson Coors USA LLC*

Molson Coors Beverage Company USA LLC*

Coors Distributing Company LLC*

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Debt	3.800% Senior Notes due 2032	457(r)	$868,320,000	99.867%	$867,165,135	0.00014760	$127,994
	Debt	Guarantees of 3.800% Senior Notes due 2032	Other	—	—	—	—	(2)
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—	—	—
	Total Offering Amounts					$867,165,135		$127,994
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$ 127,994

* Additional Registrant

(1)	€800,000,000 aggregate principal amount of the 3.800% Senior Notes due 2032 will be issued. The U.S. Dollar equivalent of the Amount Registered and Maximum Aggregate Offering Price has been calculated using the Euro/U.S. Dollar spot exchange rate of €1.00=$1.0854 on May 21, 2024, as published by Bloomberg.
(2)

The notes issued by the Issuer are fully and unconditionally guaranteed by the Additional Registrants. Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable with respect to the guarantees.